Exhibit 99.6

AMENDMENT No. 7 TO THE

MASTER LICENSE AGREEMENT

This Amendment No. 7 (this “Amendment”) is made as of June 26, 2025 (the “Amendment Effective Date”), by and between CoinDesk Indices, Inc., a Delaware corporation, having its principal place of business at 169 Madison Ave, Suite 2635, New York, NY 10016 (“CDI”), and Grayscale Investments Sponsors, LLC, a Delaware limited liability company, with an office located at 290 Harbor Drive, Stamford, CT 06902 (“Licensee”). Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement (defined below).

WHEREAS, CDI and the Licensee are parties to that certain Master Index License Agreement dated as of January 31, 2022 (as most recently amended by Amendment No. 6 to the Master Index License Agreement effective as of March 1, 2025, the “Agreement”); and

WHEREAS, CDI and the Licensee desire to amend certain terms of the Agreement as set forth herein as of the Amendment Effective Date.

NOW THEREFORE, the parties agree as follows:

1.
Section 2 (Licensed Indexes) of Order No. 2 is amended by renaming item 23 as follows:

	Licensed Index	Digital Asset
23.	CoinDesk 5 Index	The constituents of the CoinDesk 5 Index

2.
A new section 9 is added to Order No. 2 as follows:

9. CoinDesk 5 ETF

a)
The Licensee must (i) continue to use best endeavours to convert the Grayscale Digital Large Cap Fund into an ETF listed on NYSE Arca (“CoinDesk 5 ETF”) and (ii) ensure that the CoinDesk 5 ETF tracks the CoinDesk 5 Index and includes “CoinDesk” in the Entity/product name, subject to the conditions set forth in section 9(b) below. In accordance with section 6 of the Agreement, CDI grants Licensee and its affiliates a license to use the name “CoinDesk” in the relevant Entity/product name and in all materials including the Entity/product name.

b)
Licensee reserves the right to change the Entity/product name in its sole discretion on thirty (30) days’ notice to CDI (i) in the event that CDI is in material and continuing breach of the Agreement for more than sixty (60) days after being requested by Licensee to remedy such breach or (ii) in the event that Licensee reasonably decides it is in the best interests of the Entity to discontinue the use of “CoinDesk” due to ongoing reputational harm to the Entity from continued association with CDI that makes it untenable for a professional financial institution to maintain such association and where the parties have not been able to agree an alternative resolution having used good faith efforts. In case of any such name change, section 9(c) below (if applicable) will cease to apply from the time of such name change.

c)
In consideration and subject to fulfilment of the Licensee’s undertakings in section 9, CDI agrees not to license the CoinDesk 5 Index to a third-party sponsor for use for a U.S.-listed digital assets spot1 ETF for a period of one (1) year from the date of the listing of the CoinDesk 5 ETF on NYSE Arca, provided that such listing occurs on or before September 30, 2025.

3.
Section 5 (Most Favored Nation) of Order No. 2 is amended by removing the references to the CoinDesk Large Cap Select Index (DLCS).

4.
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect and shall continue in full force and effect.

5.
Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original against a party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

1 For clarity, this does not include futures, swaps or other derivative-based ETF products.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment by their duly authorized representatives as of the Amendment Effective Date set forth above.

CoinDesk Indices, Inc.		Grayscale Investments Sponsors, LLC By: Grayscale Operating, LLC, its sole member
By:	Sara Stratoberdha	By:	/s/ Craig Salm
Name:	Sara Stratoberdha	Name:	Craig Salm
Title:	sara.stratoberdha@coindesk.com	Title:	Chief Legal Officer